Exhibit 99.1

News Release
One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 503-684-7000	www.gbrx.com

For release:	April 14, 2021, 4:00 p.m. EDT	Contact:	Jack Isselmann, Media Relations
Justin Roberts, Investor Relations
Ph: 503-684-7000

Greenbrier Announces Proposed Offering of Convertible Senior Notes

Lake Oswego, Oregon, April 14, 2021 – The Greenbrier Companies, Inc. (NYSE: GBX) (“Greenbrier”) announced today that it intends to offer, subject to market and other conditions, $275.0 million aggregate principal amount of Convertible Senior Notes due 2028 (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Greenbrier also intends to grant the initial purchasers a right to purchase, within a 13-day period beginning on, and including, the date Greenbrier first issues the Notes, up to an additional $41.25 million aggregate principal amount of the Notes on the same terms and conditions.

The Notes will be senior, unsecured obligations of Greenbrier, and interest will be payable semi-annually in arrears. Conversions will be settled in cash and, if applicable, shares of Greenbrier’s common stock, based on the applicable conversion rate(s). The interest rate, conversion rate and other terms of the notes are to be determined upon pricing of the offering.

Greenbrier expects to use a portion of the net proceeds from the offering of the Notes to repurchase a portion of the outstanding principal amount of Greenbrier’s 2.875% convertible senior notes due 2024 (the “2.875% Notes”) in privately negotiated transactions expected to be entered into concurrently with the pricing of the offering of the Notes. The terms of any repurchases of the 2.875% Notes will depend on several factors, including the market price of Greenbrier’s common stock and the trading price of the 2.875% Notes at the time of such repurchases. In connection with any repurchases of the 2.875% Notes and the offering of the Notes, there may be increased trading activity in Greenbrier’s common stock, which may impact the market price of Greenbrier’s common stock and the conversion price of the Notes.

Greenbrier intends to use up to approximately $20.0 million of the remaining net proceeds from the offering to repurchase shares of its common stock. Such repurchases will be conducted through one or more of the initial purchasers or their affiliates as Greenbrier’s agents in negotiated transactions with institutional investors concurrently with this offering. Greenbrier expects the purchase price per share of the common stock repurchased from the institutional investors in such privately negotiated transactions to equal the closing price per share of Greenbrier’s common stock on the date of pricing of the offering of the Notes. Such share repurchase transactions could have the effect of increasing, or limiting a decline in, the market price of Greenbrier’s common stock, which may result in a higher effective conversion price of the Notes.

Greenbrier cannot predict the magnitude of the market activities described above or the overall effect they will have on the conversion price of the Notes or Greenbrier’s common stock.

-More-

Greenbrier Announces Proposed Offering of Convertible Notes (Cont.)	Page 2

Greenbrier expects to use the remainder of any net proceeds for general corporate purposes, including working capital, capital expenditures, repayments, redemptions or additional repurchases of indebtedness or common stock or acquisitions of, or investments in, businesses and products.

The Notes will be offered in the United States only to qualified institutional buyers in accordance with Rule 144A under the Securities Act. The Notes and the shares of Greenbrier common stock issuable upon conversion of the Notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

About Greenbrier

Greenbrier, headquartered in Lake Oswego, Oregon, is a leading international supplier of equipment and services to global freight transportation markets. Greenbrier designs, builds and markets freight railcars and marine barges in North America. Greenbrier Europe is an end-to-end freight railcar manufacturing, engineering and repair business with operations in Poland, Romania and Turkey that serves customers across Europe and in the nations of the Gulf Cooperation Council. Greenbrier builds freight railcars and rail castings in Brazil through two separate strategic partnerships. We are a leading provider of freight railcar wheel services, parts, repair, refurbishment and retrofitting services in North America through our wheels, repair & parts business unit. Greenbrier offers railcar management, regulatory compliance services and leasing services to railroads and related transportation industries in North America. Through unconsolidated joint ventures, we produce industrial and rail castings, and other components. Greenbrier owns a lease fleet of 8,700 railcars and performs management services for 445,000 railcars. Learn more about Greenbrier at www.gbrx.com.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release may contain forward-looking statements, including statements regarding the completion, timing and size of the proposed private offering, Greenbrier’s anticipated use of proceeds from the offering, including its proposed repurchase of a portion of the 2.875% Notes and its common stock, and other statements that are not purely statements of historical fact. Greenbrier uses words such as “anticipates,” “believes,” “forecast,” “potential,” “goal,” “contemplates,” “expects,” “intends,” “plans,” “projects,” “hopes,” “seeks,” “estimates,” “strategy,” “could,” “would,” “should,” “likely,” “will,” “may,” “can,” “designed to,” “future,” “foreseeable future” and similar expressions to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, market conditions and other factors which could impact the proposed offering of the Notes. Other factors that might cause such a difference are discussed in more detail under the headings “Risk Factors” and “Forward Looking Statements” in Greenbrier’s Annual Report on Form 10-K for the fiscal year ended August 31, 2020 and Greenbrier’s Quarterly Reports on Form 10-Q for the fiscal quarters ended November 30, 2020 and February 28, 2021, and in Greenbrier’s other reports on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. Except as otherwise required by law, Greenbrier does not assume any obligation to update any forward-looking statements.

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